As filed with the Securities and Exchange Commission on April 24, 2006
                                           Registration Number:

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                            REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933

                      ADVANCED BATTERY TECHNOLOGIES, INC.
              -------------------------------------------------
              (Exact name of Registrant as specified in Charter)

        Delaware                                       22-2497491
   -----------------------------------------------------------------------
   (State of Incorporation)                  (I.R.S. Employer I.D. Number)

        136-14 Northern Blvd., Suite 8E, Flushing, New York, NY 11354
        -------------------------------------------------------------
                  (Address of Principal Executive Offices)

                         2006 EQUITY INCENTIVE PLAN
                         --------------------------
                            (Full Title of Plan)

                                 FU ZHIGUO
                    Advanced Battery Technologies, Inc.
                      136-14 Northern Blvd., Suite 8E
                            Flushing, NY 11354
                              (718) 359-3833
          ---------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                 Copy to:
                           ROBERT BRANTL, ESQ.
                            322 Fourth Street
                           Brooklyn, NY 11215
                             (718) 768-6045

                    CALCULATION OF REGISTRATION FEE

Title of          Proposed Maximum  Proposed Maximum    Aggregate  Amount of
Securities        Amount to         Offering            Offering   Registration
to be Registered  be Registered(1)  Price per Share (2) Price (2)  Fee
-------------------------------------------------------------------------------
Common Stock,     8,000,000 shares     $0.64            $5,120,000   $547.84
 $.001 par value

---------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 8,000,000 shares by $0.64, the closing price of shares of the Common Stock on the OTC Bulletin Board on April 17, 2006.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Advanced Battery Technologies, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

    (a) Advanced Battery Technologies's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

    (b) the description of Advanced Battery Technologies's Common Stock contained in its Registration Statement on Form S-1 (No. 29466310).

     Advanced Battery Technologies is also incorporating by reference all documents hereafter filed by Advanced Battery Technologies pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Advanced Battery Technologies, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Advanced Battery Technologies.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that the corporation shall indemnify any and all persons whom it shall have power to indemnity under the General Corporation Law of the State of Delaware from and against any and all of the expenses, liabilities or other matters referred to in or covered by of the General Corporation Law of the State of Delaware, both as to action in his official capacity and as to action in another capacity while holding such officer, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

4.1      2006 Equity Incentive Plan

5        Opinion of Robert Brantl, Esq.

23.1     Consent of PKF, Certified Public Accountants.

23.2     Consent of Robert Brantl, Esq. is contained in his opinion, filed as
         Exhibit 5.

Item 9.  Undertakings.

     Advanced Battery Technologies will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advanced Battery Technologies pursuant to the provisions of the Delaware General Corporation Law or otherwise, Advanced Battery Technologies has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Advanced Battery
Technologies of expenses incurred or paid by a director, officer or controlling person of Advanced Battery Technologies in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Advanced Battery Technologies will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             REOFFER PROSPECTUS

                     ADVANCED BATTERY TECHNOLOGIES, INC.

                      8,000,000 Shares of Common Stock

     The shares are being offered by persons who are officers, directors or otherwise control persons of Advanced Battery Technologies, Inc. They acquired the shares from Advanced Battery Technologies, either as the recipi ents of grants of stock or by exercising stock options issued to them by Advanced Battery Technologies.

     The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Advanced Battery Technologies' common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     Advanced Battery Technologies's common stock is listed for trading on the OTC Bulletin Board under the trading symbol "ABAT.OB."

     PURCHASE OF ADVANCED BATTERY TECHNOLOGIES COMMON STOCK INVOLVES RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                    ADVANCED BATTERY TECHNOLOGIES, INC.
                      136-14 NORTHERN BLVD., SUITE 8E
                            FLUSHING, NY 11354
                               718-359-3833



                THE DATE OF THIS PROSPECTUS IS APRIL 24, 2006

                             TABLE OF CONTENTS

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-2-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .-5-

OTHER AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . .-5-

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .-6-


                               RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

              I.  RISKS ATTENDANT TO OUR BUSINESS

     WE MAY BE UNABLE TO GAIN A SUBSTANTIAL SHARE OF THE MARKET FOR BATTERIES.

     We have only one product line, rechargeable polymer lithium-ion batter ies. We first marketed our batteries in the Spring of 2004, and have reported modest revenue to date. There are many companies, large and small, involved in the market for rechargeable batteries. It will be difficult for us to establish a reputation in the market so that manufacturers chose to use our batteries rather than those of our competitors. Unless we are able to expand our sales volume significantly, we will not be able to operate efficiently and our business will fail.

     WE MAY BE UNABLE TO SATISFY OUR CURRENT DEBTS.

     Our current liabilities are far in excess of the book value of our current assets. At December 31, 2005 our current liabilities totaled $6,194,495 and our current assets totaled $3,271,724, only $17,708 of which was cash. We are engaged in efforts to negotiate compromises and extensions with our major creditors. If those negotiations are unsuccessful, our business may fail.

     WE LACK SUFFICIENT CAPITAL TO FULLY CARRY OUT OUR BUSINESS PLAN.

     In order to make our operations cost-efficient, it is necessary that we expand our operations. At the present time, however, our capital resources are sparse. In order to expand our operations, we will need an infusion of capital to fund the build-out of our manufacturing facility and an accumula-tion of inventory. We are engaged in discussions with potential sources of capital, but have received no commitments. It is not clear whether sufficient capital will become available to us to permit us to expand to an efficient operating point.

     OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL THAT ARE IN HIGH DEMAND.

     Our future success depends on our ability to attract and retain highly skilled engineers, technical, marketing and customer service personnel, especially qualified personnel for our operations in China. Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand. Therefore we may not be able to successfully attract or retain the personnel we need to succeed.

     WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD CAUSE US TO BE LESS COMPETITIVE.

     We are continuously designing and developing new technology. We rely on a combination of copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Unauthorized use of our technology could damage our ability to compete effectively. In China, monitoring unauthorized use of our products is difficult and costly. In addition, intellectual property law in China is less developed than in the United States and historically China has not protected intellectual property to the same extent as it is protected in other jurisdictions, such as the United States. Any resort to litigation to enforce our intellectual property rights could result in substantial costs and diversion of our resources, and might be unsuccessful.

     WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT AND FINANCIAL CONTROLS IN CHINA.

     The People's Republic of China has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with. We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company. If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.

     CAPITAL OUTFLOW POLICIES IN CHINA MAY HAMPER OUR ABILITY TO PAY DIVIDENDS TO SHAREHOLDERS IN THE UNITED STATES.

  The People's Republic of China has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital. Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals for our operations, and Chinese regulatory authorities may impose greater restrictions on the conver-tibility of the RMB in the future. Because most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restric-tions on currency exchanges will limit our ability to fund our business activities outside China or to pay dividends to our shareholders.

     WE HAVE LIMITED BUSINESS INSURANCE COVERAGE.

     The insurance industry in China is still at an early stage of develop ment. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

     TRADE BARRIERS AND TAXES MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND OPERATIONS.

     We may experience barriers to conducting business and trade in our targeted markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, as well as substantial taxes of profits, revenues, assets or payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products. Any of these barriers and taxes could have an adverse effect on our finances and operations.

     CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     We generate revenues and incur expenses and liabilities in Chinese RMB. However we report our financial results in the United States in U.S. Dollars. As a result, we are subject to the effects of exchange rate fluctuations between these currencies. Recently, there have been suggestions made to the Chinese government that it should adjust the exchange rate and end the linkage that in recent years has held the RMB-U.S. dollar exchange rate constant. If the RMB exchange rate is adjusted or is allowed to float freely against the U.S. dollar, our revenues, which are denominated in RMB, may fluctuate significantly in U.S. dollar terms. We have not entered into agreements or purchased instruments to hedge our exchange rate risks.

             II.  RISKS ATTENDANT TO OUR MANAGEMENT

     OUR BUSINESS DEVELOPMENT WOULD BE HINDERED IF WE LOST THE SERVICES OF OUR CHAIRMAN.

     Fu Zhiguo is the Chief Executive Officer of Advanced Battery Technolo gies and of its operating subsidiary, ZQ Power-Tech. Mr. Fu is responsible for strategizing not only our business plan but also the means of financing it. Mr. Fu has also, from time to time, provided his personal funds to meet the working capital needs of ZQ Power-Tech. If Mr. Fu were to leave Advanced Battery Technologies or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Advanced Battery Technologies until a suitable replacement for Mr. Fu could be retained.

     ADVANCED BATTERY TECHNOLOGIES IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN THE NEXT FEW YEARS.

     Delaware corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. A shareholder may petition the Delaware Court of Chancery to direct that a shareholders meeting be held. But absent such a legal action, the board has no obligation to call a shareholders meeting. Unless a share holders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors. The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders meeting is held.

     Since it became a public company, Advanced Battery Technologies has never held an annual meeting of shareholders. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. The current members of the Board of Directors were appointed to that position by the current and previous directors. If other directors are added to the Board in the future, it is likely that the current directors will appoint them. As a result, the shareholders of Advanced Battery Technologies will have no effective means of exercising control over the operations of Advanced Battery Technologies.

     YOUR ABILITY TO BRING AN ACTION AGAINST US OR AGAINST OUR DIRECTORS, OR TO ENFORCE A JUDGMENT AGAINST US OR THEM, WILL BE LIMITED BECAUSE WE CONDUCT ALL OF OUR OPERATIONS IN CHINA AND BECAUSE MOST OF OUR DIRECTORS RESIDE OUTSIDE OF THE UNITED STATES.

     We conduct substantially all of our operations in China through our wholly-owned subsidiary. All of our directors reside in China and substan tially all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the securi ties laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the United States and of China may render you unable to enforce a judgment against our assets or the assets of our directors.


                            SELLING SHAREHOLDERS

     The table below contains information regarding the individuals who are using this prospectus to offer common shares.



                       Shares      Number   Shares
                       Owned       of       Owned      Percentage of
Selling                Before      Shares   After      Class Held
Shareholder  Position  Offering(1) Offered  Offering   After Offering
----------------------------------------------------------------------


                         OTHER AVAILABLE INFORMATION

     Advanced Battery Technologies, Inc. is incorporating by reference the following document previously filed with the Securities and Exchange Commis sion:

     (a) Advanced Battery Technologies's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

     (b) the description of Advanced Battery Technologies's Common Stock contained in its Registration Statement on Form S-1 (No. 29466310).

     Advanced Battery Technologies is also incorporating by reference all documents hereafter filed by Advanced Battery Technologies pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Upon written or oral request, Advanced Battery Technologies will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Fu Zhiguo, Chairman, Advanced Battery Technologies, Inc., 136-14 Northern Blvd., Suite
8E, Flushing, NY 11354.

     Advanced Battery Technologies files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other
information, which may assist you in understanding our company.   In addition,
we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering. You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.


                               INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that the corporation shall indemnify any and all persons whom it shall have power to indemnity under the General Corporation Law of the State of Delaware from and against any and all of the expenses, liabilities or other matters referred to in or covered by of the General Corporation Law of the State of Delaware, both as to action in his official capacity and as to action in another capacity while holding such officer, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Advanced Battery Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Heilongiang, Province of Harbin, People's Republic of China on the 24th day of April, 2006.

                            ADVANCED BATTERY TECHNOLOGIES, INC.


                            By:/s/ Fu Zhiguo
                            -------------------
                            Fu Zhiguo, Chairman


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 24, 2006.


/s/ Fu Zhiguo
----------------------------
Fu Zhiguo, Director,
Chief Executive Officer


/s/ Wan Guohua
----------------------------
Wan Guohua, Director,
Chief Financial and Chief
Accounting Officer, Director

/s/ Guopeng Gao
----------------------------
Guopeng Gao, Director


/s/ Hongjun Si
----------------------------
Hongjun Si, Director


/s/ Liqui Bai
----------------------------
Liqui Bai, Director